Exhibit 99.1

RADIANT LOGISTICS ACQUIRES TRANS-NET, INC.

Launches Global Project Services Offering and Network Gateway to the Russia Far East

BELLEVUE, WA September 2, 2014 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international logistics services company, today announced it has acquired Trans-NET, Inc. (“Trans-NET”). Trans-NET is an Issaquah, Washington-based, privately held company with extensive experience in providing integrated project logistics solutions in key Russian oil, gas, mining and infrastructure development markets. The transaction was structured as a purchase of assets and includes an option to purchase the assets of Trans-NET’s Russian affiliate, Trans-NET International Logistics, LLC (“TNIL”) with operations in Sakhalin Island, Vladivostok and Moscow. TNIL will operate as an exclusive agent for Radiant pending the acquisition of the TNIL assets which is expected to be completed in the next 90-120 days. The Company paid approximately twenty-five percent (25%) of the expected purchase price at close using cash and stock payments at closing with the balance payable in subsequent periods based on the future performance of the acquired operations.

Founded in 1994, Trans-NET provides comprehensive door-to-door and customized project logistics solutions to an account base that includes customers in the oil and gas, mining, forestry, fishing and project services industries in the difficult operating environments of the Russian Far East. Trans-Net’s founder, Peter Moe, Sr. brings over 25 years of experience in logistics services and in the Far East markets having spent much is his career with Sea-land Service and Inchape PLC in the Asian and Russian markets.

On a post-closing basis Radiant will combine Trans-NET’s U.S. operations with its existing Company owned operations in the Seattle metro area and operate the newly combined group under the Radiant brand from the Issaquah location. Peter Moe, Sr. will continue with the organization as Managing Director – Global Project Services with responsibility for the on-going commercial development of this service offering. Peter Moe, Jr. will continue with the organization as Vice President – Russia Project Services and assume additional responsibilities for the overall operations of the newly combined organization as well as supporting the Company’s 90+ locations across North American in the design and delivery of gateway services to the Russian Far East. Elena Kim will continue as the General Director for Russia operations which will operate as Trans-NET International, a Radiant Logistics Company based in Sakhalin.

“We are proud to announce our partnership with Peter Moe and the entire Trans-NET team,” remarked Radiant’s Founder and CEO, Bohn Crain. “We continue to look for acquisition opportunities that expand our customer base, extend our global network and further differentiate the service offerings available through the Radiant Network. Trans-Net has over 20 years of experience in providing charters, out-of-gauge, break-bulk, Ro-Ro, temperature controlled and other logistics services from most world origins to the Russian Far East, Western Russia/CIS and Asian markets and we are excited to leverage these capabilities across our North American footprint and in support of our international partners.”

Crain continued: “As we have previously discussed, our acquisition strategy continues to target the acquisition of our existing agent station locations to company owned stores as well as the acquisition of other complimentary non-asset based transportation businesses typically generating $1-3 million of EBITDA, particularly in markets where we already have company owned operations. We believe this approach will continue to deliver profitable growth, minimal dilution to our shareholders and meaningful value creation for our shareholders over the longer term. We have developed a robust pipeline of potential acquisition candidates meeting these criteria that we will be evaluating over the course of 2014 and look forward to providing further updates as we progress over the course of the year.”

Peter Moe, Sr. of Trans-NET commented, “We are thrilled to be partnering with the Radiant organization as we see significant synergies flowing from the combination of our respective operations and look forward to leveraging our own strengths along with the capabilities of the Radiant network to bring additional value to our customers while working to develop new opportunities in support of the broader Radiant network.”

About Radiant Logistics (NYSE MKT: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) is a non-asset based transportation and logistics company providing domestic and international freight forwarding services and an expanding array of value-added solutions, including customs and property brokerage, order fulfillment, inventory management and warehousing. The company operates through a network of company-owned and independent agent offices across North America under the Radiant, Airgroup, Adcom, DBA and On Time network brands servicing a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

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Investor Contact: Stonegate, Inc. Casey Stegman 972-850-2001 casey@stonegateinc.com	Media Contact: Radiant Logistics, Inc. Ryan McBride (425) 943-4533 rmcbride@radiantdelivers.com